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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

BURLINGTON RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 27, 2005

TO THE STOCKHOLDERS OF BURLINGTON RESOURCES INC.:

      You are cordially invited to attend the Annual Meeting of Stockholders of Burlington Resources Inc. which will be held on Wednesday, April 27, 2005, at 9:00 a.m. local time in the Whitney Room, The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the following purposes:

1.	To elect our Board of Directors to serve until the annual meeting of stockholders in 2006.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the year ended December 31, 2005.

3.	To transact any other business which may be properly brought before the meeting.

      Only stockholders of record at the close of business on February 28, 2005 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

      If you are not able to attend the annual meeting, we encourage you to execute a proxy by signing, dating and promptly mailing the accompanying proxy card in the enclosed postage prepaid envelope. A proxy may also be completed electronically as described on the proxy card and under “Electronic Proxy Voting” in the attached proxy statement. We value your opinions and encourage you to participate in the annual meeting by voting your proxy.

By Order of the Board of Directors

JEFFERY P. MONTE
Corporate Secretary

March 21, 2005

BURLINGTON RESOURCES INC.

717 Texas Avenue, Suite 2100
Houston, Texas 77002

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Wednesday April 27, 2005

      The enclosed proxy is solicited by the Board of Directors of Burlington Resources Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders on April 27, 2005. This proxy statement and the enclosed proxy are being mailed to the Company’s stockholders on or about March 21, 2005. Shares of common stock of the Company, par value $.01 per share (“Common Stock”), represented by a properly executed proxy will be voted at the meeting and at any adjournments of the meeting. A properly completed proxy will be voted in accordance with the directions specified on the proxy, and, with respect to any other matters properly brought before the meeting, in accordance with the judgment of the persons designated as proxies. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas Avenue, Suite 2100, Houston, Texas 77002, or by signing and delivering a proxy which is dated and received later, either electronically or by mail, or, if the stockholder attends the meeting in person, by giving notice of revocation to the Inspector of Election at the meeting.

      February 28, 2005 was the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 386,909,147 shares of Common Stock, which is the Company’s only class of voting securities. Attendance by holders of a majority of the shares of the Company’s Common Stock outstanding on the record date, whether present in person or represented by a proxy, will constitute the quorum necessary to transact business at the annual meeting. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy at the meeting is required for the election of Directors. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting is required for approval of all other items submitted to the stockholders for their consideration. Abstentions are counted in the number of shares present in person or represented by proxy and entitled to vote for purposes of determining whether a proposal has been approved and, therefore, have the affect of a “no” vote. Broker non-votes are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and, therefore, have the affect of reducing the number of votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

CORPORATE GOVERNANCE

Board of Director Meetings and Committees

      The Board of Directors of the Company held five meetings during 2004. The standing committees of the Board of Directors consist of an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Audit Committee held eleven meetings during 2004. The Governance and Nominating Committee held four meetings during 2004. The Compensation Committee held three meetings during 2004. Copies of the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, as well as the Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, are available under the Corporate Governance section of the Company’s Web site at www.br-inc.com and are available in print to any stockholder who requests them.

      The Board of Directors has determined that each member of the Audit, Compensation and Governance and Nominating Committee is independent, as independence for such membership is defined in the New York Stock Exchange (“NYSE”) listing standards. See “Election of Directors” for further information on independence of Directors.

      During 2004, each Director attended at least 75 percent of the meetings of the Board of Directors and the committees thereof on which such Director served. The Company’s Corporate Governance Guidelines provide that the preference is that Directors attend the annual meeting of stockholders. All members of the Company’s Board of Directors attended the Annual Meeting of Stockholders in 2004.

      The Audit Committee’s primary purpose is to assist the Board of Directors’ oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee has the sole authority to appoint and terminate the Company’s independent auditors. The members of the Audit Committee are Barbara T. Alexander, Reuben V. Anderson, Laird I. Grant, Robert J. Harding (Chairman), and Donald M. Roberts. The Board of Directors has determined that Ms. Alexander, Ms. Grant, Mr. Harding and Mr. Roberts are audit committee financial experts as described in Item 401(h) of Regulation S-K. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

      The purpose of the Compensation Committee is to have direct responsibility to (a) review and approve corporate goals and objectives relevant to executive officer compensation (including the Chief Executive Officer), evaluate the executive officers’ performance in light of those goals and objectives, and determine and approve (or recommend to the independent members of the Board of Directors) the executive officers’ compensation level based on their evaluation and (b) make recommendations to the Board of Directors, as appropriate, with respect to incentive-compensation and equity-based plans. The members of the Compensation Committee are John T. LaMacchia, James F. McDonald, James A. Runde, John F. Schwarz, Walter Scott, Jr. (Chairman), and William E. Wade, Jr. The Compensation Committee has the sole authority to appoint and terminate a compensation consulting firm to assist with the evaluation of director and executive compensation.

      The Governance and Nominating Committee is responsible for (a) identifying individuals qualified to serve on the Board of Directors, and recommending that the Board of Directors select director nominees to be considered for election at the Company’s next annual meeting of shareholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, (b) identifying members of the Board of Directors to serve on each board committee and to serve as chairman thereof and recommending each such member and chairman to the Board of Directors, (c) developing and revising as appropriate Corporate Governance Guidelines applicable to the Company and recommending such guidelines or revisions to the Board of Directors, (d) overseeing the evaluation by the Board of Directors of itself and its committees, (e) overseeing the evaluation of management, (f) identifying individuals to serve as officers of the Company and recommending such individuals to the Board of Directors and (g) reviewing with the Chief Executive Officer matters of management succession. The members of the Governance and Nominating Committee are Reuben V. Anderson, Robert J. Harding, James F. McDonald, Kenneth W. Orce (Chairman), and Walter Scott, Jr.

Executive Sessions of the Board of Directors

      Non-Management Directors meet regularly in executive sessions following regularly scheduled meetings of the Board of Directors. “Non-Management” Directors are all those Directors who are not Company employees and may include Directors who are not independent as determined by the Board of Directors (although the Board of Directors determined that all Non-Management Directors were independent as discussed under Election of Directors). The Non-Management Directors consist of all current Directors, except Messrs. Shackouls, Limbacher and Shapiro. Executive sessions are led by a presiding Non-Management Director. Except as otherwise designated, the Chairman of the Compensation Committee will serve as the presiding Non-Management Director at each such executive session. The base salary for the Chief Executive Officer is approved by the independent members of the Board of Directors.

Communications with Directors

      The Company’s Board of Directors has adopted a policy that provides that security holders of the Company and other interested parties may communicate with one or more of the Company’s Directors (including any presiding Director or the Non-Management Directors as a group) by mail in care of Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas Avenue, Suite 2100, Houston, Texas 77002. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate Director or Directors for review.

Shareholder Nominations

      The Company’s Corporate Governance Guidelines provide that the Governance and Nominating Committee will consider proposals for nominees for Director from stockholders which are made in writing to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas Avenue, Suite 2100, Houston, Texas 77002. In order to nominate a Director at the Annual Meeting, the Company’s By-Laws require that a stockholder follow the procedures set forth in Article II, Section 11 of the Company’s By-Laws (available on the Company’s Web site at www.br-inc.com). In order to recommend a nominee for a Director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of Directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

      The stockholder notice must set forth the following:

As to each person the stockholder proposes to nominate for election as a Director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and such person’s written consent to serve as a director if elected, and

As to the nominating stockholder and the beneficial owner, if any, on whose behalf the nomination is made, such stockholder’s and beneficial owner’s, name and address as they appear on the Company’s books, the class and number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner, and an affirmative statement of whether either such stockholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of stockholders to elect such nominee or nominees.

      In addition to complying with the foregoing procedures, any stockholder nominating a Director must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Governance and Nominating Committee Nominations

      The Governance and Nominating Committee recommends to the full Board of Directors for approval each nominee based on the nominee’s skills, achievements and experience. As set forth in the Company’s Corporate Governance Guidelines, the following criteria will be considered in selecting candidates for the Board of Directors: independence, wisdom, integrity, an understanding and general acceptance of the

Company’s corporate philosophy, valid business or professional knowledge and experience that can bear on the Company’s and the Board of Director’s challenges and deliberations, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, future orientation, a willingness to commit time and energy, diversity, and international/global experience.

      When seeking candidates for Director, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others. While the Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2004. After conducting an initial evaluation of a potential candidate, the Committee will interview that candidate if it believes such candidate might be suitable to be a Director. The Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

STOCK OWNERSHIP OF MANAGEMENT

AND CERTAIN OTHER HOLDERS

      The following table sets forth information about the only known beneficial owners of more than 5% of the Company’s Common Stock as of February 28, 2005. This information is based solely on the Company’s review of Schedule 13Ds and 13Gs filed by such beneficial owners with the Securities and Exchange Commission.

Name and Address of	Number of	Percent of
Beneficial Owner	Shares	Class

Capital Research and Management Company(1)	42,080,000	10.8%
333 South Hope Street
Los Angeles, California 90071
FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson(2)	21,750,423	5.6%
82 Devonshire Street
Boston, Massachusetts 02109
Harris Associates L.P. and Harris Associates Inc.(3)	21,409,188	5.5%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790

NOTES

(1)	In its Schedule 13G filed February 11, 2005 with respect to its securities as of December 31, 2004, Capital Research and Management Company states that it has sole voting power as to no shares, shared voting power as to no shares, sole dispositive power with respect to 42,080,000 shares and shared dispositive power as to no shares. The Growth Fund of America, Inc. states that it has sole voting power as to 19,760,000 shares, shared voting power as to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to no shares.

(2)	In its Schedule 13G filed February 14, 2005 with respect to its securities as of December 31, 2004, FMR Corp. states that it has sole voting power as to 1,177,853 shares, shared voting power as to no shares, sole dispositive power with respect to 21,750,423 shares and shared dispositive power with respect to no shares. Mr. Johnson and Ms. Johnson state that they each have sole and shared voting power as to no shares, sole dispositive power with respect to 21,750,423 shares and shared dispositive power with respect to no shares.

(3)	In its Schedule 13G filed February 11, 2005 with respect to its securities as of December 31, 2004, Harris Associates L.P. states that it has sole voting power as to no shares, shared voting power as to 21,409,188 shares, sole dispositive power with respect to 5,453,388 shares and shared dispositive power with respect to 15,955,800 shares. Harris Associates Inc. states that it has sole voting power as to no shares, shared voting power as to 21,409,188 shares, sole dispositive power with respect to 5,453,388 shares and shared dispositive power with respect to 15,955,800 shares.

      The following table sets forth the number of shares of Common Stock beneficially owned as of February 28, 2005 by each Director or nominee for Director, the executive officers of the Company named in the Summary Compensation Table below, and by all Directors and executive officers as a group. No individual Director or nominee for Director or named executive officer beneficially owns one percent or more of the Company’s outstanding Common Stock, nor do the Directors and executive officers as a group.

	Number of Shares

	Beneficially	Deferral
Name	Owned(1)	Plans(2)	Total

Barbara T. Alexander	14,000	4,029	18,029
Reuben V. Anderson	24,000	17,384	41,384
Laird I. Grant	43,524	28,729	72,253
Robert J. Harding	20,000	13,470	33,470
John T. LaMacchia	20,000	16,118	36,118
Randy L. Limbacher	292,400	55,875	348,275
James F. McDonald	41,856	14,705	56,561
Kenneth W. Orce(3)	64,502	21,139	85,641
Donald M. Roberts	81,244	42,106	123,350
James A. Runde	14,000	6,042	20,042
John F. Schwarz	50,176	22,332	72,508
Walter Scott, Jr.	40,592	39,179	79,771
Bobby S. Shackouls	585,000	166,205	751,205
Steven J. Shapiro	466,719	167,371	634,090
William E. Wade, Jr.	24,600	8,899	33,499
L. David Hanower	228,705	80,075	308,780
John A. Williams	153,662	22,207	175,869

All Directors and Executive Officers as a Group (18 persons)	2,219,980	762,529	2,982,509

  NOTES

(1)	For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 28, 2005. As a result, the number of shares shown in this column includes for Ms. Alexander 14,000 shares, for Mr. Anderson 22,000 shares, for Ms. Grant 32,000 shares, for Mr. Harding 18,000 shares, for Mr. LaMacchia 4,000 shares, for Mr. Limbacher 210,000 shares, for Mr. McDonald 30,000 shares, for Mr. Orce 45,252 shares, for Mr. Roberts 30,000 shares, for Mr. Runde 14,000 shares, for Mr. Schwarz 45,252 shares, for Mr. Scott 30,000 shares, for Mr. Shackouls 400,000 shares, for Mr. Shapiro 344,800 shares, for Mr. Wade 22,000 shares, for Mr. Hanower 160,000 shares, for Mr. Williams 90,000 shares and for all Directors and executive officers as a group, 1,561,304 shares, which such person (or group) has the right to acquire within 60 days of February 28, 2005. For Messrs. Shackouls, Limbacher, Shapiro, Hanower and Williams, the number of shares shown in this column includes 145,000, 50,000, 70,000, 37,500, and 37,500, shares of Common Stock, respectively, subject to restrictions. Unless otherwise indicated below, the Directors, nominees for Directors, and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table.

(2)	These shares represent the economic equivalent of shares of Common Stock, and were received as a result of grants under the Phantom Stock Plan for Non-Employee Directors and several deferred compensation plans of the Company. These share equivalents are subject to Common Stock market price fluctuations and are non-voting.

(3)	Excludes 3,600 shares of Common Stock owned by trusts of which Mr. Orce’s wife is trustee and their children are beneficiaries. Mr. Orce disclaims beneficial ownership of these shares.

ELECTION OF DIRECTORS

      In accordance with the By-Laws of the Company, the Board of Directors has fixed the number of Directors constituting the Board of Directors at fifteen. It is proposed to elect fifteen Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified.

      The Company’s Board of Directors has adopted categorical standards to assist it in making determinations of independence for Directors in accordance with NYSE listing standards. The standards are attached as Schedule A to this Proxy Statement. The Board of Directors has determined that all of the Non-Management Directors are independent in accordance with such categorical standards. The Non-Management Directors are Barbara T. Alexander, Reuben V. Anderson, Laird I. Grant, Robert J. Harding, John T. LaMacchia, James F. McDonald, Kenneth W. Orce, Donald M. Roberts, James A. Runde, John F. Schwarz, Walter Scott, Jr. and William E. Wade, Jr. In addition, the Governance and Nominating Committee and the Board of Directors approved an exception for Mr. Scott to its policy that no Director should stand for reelection during or after the year in which he or she will attain the age of seventy two.

      Unless otherwise instructed by the stockholder, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the nominees named in this Proxy Statement, subject to the condition that if any of the named nominees should be unable to serve, discretionary authority is reserved to vote for a substitute. No circumstances are presently known which would render any nominee named herein unable or unwilling to serve. Holders of the voting stock may not cumulate their votes in the election of Directors.

      All of the following nominees for Director are presently Directors of the Company:

      BARBARA T. ALEXANDER — Age — 56. Ms. Alexander has been an independent consultant since January 2004. From October 1999 to January 2004, Ms. Alexander was Senior Advisor to UBS Warburg LLC (now UBS Securities LLC), an investment banking firm. From January 1992 to October 1999, Ms. Alexander was a Managing Director of UBS Warburg and its predecessors. Ms. Alexander has been a director of the Company since January 2004. Ms. Alexander is a member of the Company’s Audit Committee. Ms. Alexander is also a director of Centex Corporation, The Federal Home Loan Mortgage Corporation and Harrah’s Entertainment, Inc.

      REUBEN V. ANDERSON — Age — 62. Mr. Anderson has been a Partner at the law firm of Phelps Dunbar for more than five years. Mr. Anderson is a member of the Company’s Audit Committee and Governance and Nominating Committee. Mr. Anderson has been a Director of the Company since July 2001. Mr. Anderson is also a director of BellSouth Corporation, The Kroger Company and Trustmark National Bank.

      LAIRD I. GRANT — Age — 59. Ms. Grant has been a Managing Director of U.S. Trust Company, N.A., an investment management and trust company, since October 2001. From December 2002 to December 2004 she was also Chief Investment Officer of U.S. Trust Company of Florida. From December 1998 to October 2001, Ms. Grant was retired. From January 1995 to December 1998, Ms. Grant was President, Chief Executive Officer, Chief Investment Officer and Director of Rockefeller & Co., Inc., a registered investment advisor. Ms. Grant is a member of the Company’s Audit Committee. Ms. Grant has been a Director of the Company since July 1996.

      ROBERT J. HARDING — Age — 47. Mr. Harding has been Chairman of Brascan Corporation, an asset management company, since August 1997. Mr. Harding is a Fellow Chartered Accountant, an honor given by the Ontario Institute of Chartered Accountants to senior chartered accountants to recognize their contributions to the profession. Mr. Harding is the Chairman of the Company’s Audit Committee and a member of the Company’s Governance and Nominating Committee. Mr. Harding has been a Director of the Company since April 2002. As Chairman of Brascan Corporation, Mr. Harding represents Brascan’s interests on the boards of its public affiliates, BPO Properties Ltd., Falconbridge Limited, Noranda Inc., Fraser Papers Limited and Norboard Inc.

      JOHN T. LAMACCHIA — Age — 63. Mr. LaMacchia has been Chairman of Tellme Networks, Inc., a telecommunications company, since December 2004. From September 2001 to December 2004, Mr. LaMacchia was Chairman and Chief Executive Officer of Tellme Networks, Inc. From May 2000 to September 2001, Mr. LaMacchia was retired. From May 1999 to May 2000, Mr. LaMacchia was President and Chief Executive Officer of Cellnet Data Systems, Inc., a provider of wireless data communication networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Cincinnati Bell Inc., a telecommunication provider. Mr. LaMacchia is a member of the Company’s Compensation Committee. Mr. LaMacchia has been a Director of the Company since July 1996. Mr. LaMacchia is also a director of The Kroger Company. In February 2000, Cellnet Data Systems Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in connection with the acquisition of the company’s assets and assumption of certain debt by Schlumberger Limited.

      RANDY L. LIMBACHER — Age — 46. Mr. Limbacher has been Executive Vice President and Chief Operating Officer of the Company since December 2002. Mr. Limbacher became a member of the Company’s Office of the Chairman in January 2004. From April 2001 to December 2002, Mr. Limbacher was Senior Vice President, Production, for the Company. From December 2000 to July 2001, Mr. Limbacher was President and Chief Executive Officer of BROG GP Inc., general partner of Burlington Resources Oil & Gas Company LP, and from July 1998 to December 2000, Mr. Limbacher was President and Chief Executive Officer of Burlington Resources Oil & Gas Company, each wholly-owned subsidiaries of the Company. Mr. Limbacher has been a Director of the Company since January 2004.

      JAMES F. MCDONALD — Age — 65. Mr. McDonald has been President and Chief Executive Officer of Scientific-Atlanta, Inc., a telecommunications company, since July 1993. Mr. McDonald has been the Chairman of the Board of Scientific-Atlanta, Inc. since November 2000. Mr. McDonald is a member of the Company’s Compensation Committee and Governance and Nominating Committee. Mr. McDonald has been a Director of the Company since October 1988. Mr. McDonald is also a director of Mirant Corporation and National Data Corporation.

      KENNETH W. ORCE — Age — 61. Mr. Orce. has been a Senior Partner of the law firm of Cahill Gordon & Reindel LLP for more than five years. Mr. Orce is the Chairman of the Company’s Governance and Nominating Committee. Mr. Orce has been a Director of the Company since October 1997.

      DONALD M. ROBERTS — Age — 69. Mr. Roberts has been retired since September 1995. From February 1990 until September 1995, Mr. Roberts was Vice Chairman and Treasurer of United States Trust Company of New York and its parent, U.S. Trust Corporation, an investment management and trust company. Mr. Roberts is a member of the Company’s Audit Committee. Mr. Roberts has been a Director of the Company since July 1993. Mr. Roberts is also a director of York International Corporation.

      JAMES A. RUNDE — Age — 58. Mr. Runde has been Special Advisor at Morgan Stanley & Co., Incorporated, an investment banking firm, since January 2004. For more than five years prior to January 2004, Mr. Runde was Vice Chairman of Morgan Stanley & Co., Incorporated. Mr. Runde is a member of the Company’s Compensation Committee. Mr. Runde has been a Director of the Company since January 2004.

      JOHN F. SCHWARZ — Age — 68. Mr. Schwarz has been Chairman, President and Chief Executive Officer of Entech Enterprises, Inc., an energy investment company, for more than five years. Mr. Schwarz is a member of the Company’s Compensation Committee. Mr. Schwarz has been a Director of the Company since October 1997. Mr. Schwarz is also a director of NS Group, Inc.

      WALTER SCOTT, JR. — Age — 73. Mr. Scott has been the Chairman of Level 3 Communications, Inc., a telecommunications and internet services company, since April 1998. From 1979 through March 1998, Mr. Scott was Chairman and President of Peter Kiewit Sons’, Inc., a construction contractor. Mr. Scott is Chairman of the Company’s Compensation Committee and a member of the Company’s Governance and Nominating Committee. Mr. Scott has been a Director of the Company since July 1988. Mr. Scott is also a director of Berkshire Hathaway Inc., Commonwealth Telephone Enterprises, Inc., Mid-American Energy Holdings, Peter Kiewit Sons’ Inc., Level 3 Communications, Inc. and Valmont Industries, Inc.

      BOBBY S. SHACKOULS — Age — 54. Mr. Shackouls has been Chairman of the Board, President and Chief Executive Officer of the Company since July 1997. Mr. Shackouls has been a Director of the Company since December 1995. Mr. Shackouls is also a director of The Kroger Company.

      STEVEN J. SHAPIRO — Age — 52. Mr. Shapiro has been Executive Vice President and Chief Financial Officer of the Company since December 2002. Mr. Shapiro became a member of the Company’s Office of the Chairman in January 2004. From October 2000 to December 2002, Mr. Shapiro was Senior Vice President and Chief Financial Officer of the Company. From December 1993 to September 2000, Mr. Shapiro was Senior Vice President and Chief Financial Officer of Vastar Resources, Inc., an independent oil and gas exploration and production company, and a director of such company from January 1994 to September 2000. Mr. Shapiro has been a Director of the company since January 2004. Mr. Shapiro is also a director of Barrick Gold Corporation.

      WILLIAM E. WADE, JR. — Age — 62. Mr. Wade has been retired since 1999. For most of 1998, Mr. Wade was President of Atlantic Richfield Company, an oil and gas company. Mr. Wade served as an Executive Vice President of Atlantic Richfield from June 1993 to January 1998. Mr. Wade is a member of the Company’s Compensation Committee. Mr. Wade has been a Director of the Company since July 2001.

Director Compensation

      Directors who are not officers or employees of the Company (“Non-Employee Directors”) receive an annual retainer of $75,000. In addition, the Chairman of the Audit Committee receives an annual retainer of $10,000 and the Chairman of each other Committee of the Board of Directors receives an annual retainer of $5,000. Non-Employee Directors can elect to have their retainers paid quarterly in cash, or defer payment until their resignation from the Board of Directors under deferral provisions which permit participants to allocate the deferred compensation in a variety of investment funds, including phantom shares of the Company’s Common Stock. The Company also maintains $500,000 of business travel accident insurance for Non-Employee Directors while traveling on Company business, and Non-Employee Directors participate in the Company’s matching gift program on the same basis as the Company’s full time employees in the United States. In accordance with the Company’s Corporate Governance Guidelines, the Company reimburses Directors for reasonable expenses incurred in connection with continuing education programs relating to the responsibilities of directors of public companies. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as Directors.

      The Company’s 2000 Stock Option Plan for Non-Employee Directors provides for the annual grant of a nonqualified option to purchase 4,000 shares of Common Stock immediately following the Annual Meeting of Stockholders to Non-Employee Directors. In addition, an option to purchase 10,000 shares is granted upon a Non-Employee Director’s initial election or appointment to the Board of Directors. The exercise price per share with respect to each option is the fair market value (as defined in the plan) of the Common Stock on the date the option is granted. During 2004, an option to purchase 10,000 shares of Common Stock was granted pursuant to this plan to each of Ms. Alexander and Mr. Runde upon their election to the Board of Directors. In addition, an annual option for 4,000 shares of Common Stock was granted to Ms. Grant and Ms. Alexander and to each of Messrs. Anderson, Harding, LaMacchia, McDonald, Orce, Roberts, Runde, Schwarz, Scott and Wade pursuant to this plan. These amounts have been adjusted to reflect the 2-for-1 stock split payable June 1, 2004 to holders of record on May 5, 2004.

      The Company’s Phantom Stock Plan for Non-Employee Directors provides that immediately following each Annual Meeting of Stockholders (and upon a Non-Employee Director’s initial election or appointment to the Board if not at an Annual Meeting), a memorandum account established for each of the Non-Employee Directors will be credited with 2,000 shares of phantom stock. Dividends paid per share of Common Stock are deemed to be paid per share of phantom stock and are reinvested in additional phantom stock pursuant to the plan. Amounts credited to the memorandum accounts pursuant to this plan are unfunded obligations of the Company. Upon termination of service as a Director, phantom shares credited in the memorandum account will be valued at the fair market value of the Company’s Common Stock at that time and paid in cash.

      The Company reimburses Non-Employee Directors for expenses incurred in connection with attending Board of Director meetings and other Company events, including the reimbursement of expenses for transportation on commercial, chartered or private aircraft. On occasion, a spouse or guest of a Non-Employee Director is invited by the Company to a Company event and travels with the Non-Employee Director. From time to time, the Company provides transportation aboard Company aircraft to and from these events. Under applicable tax laws, income must be imputed to a Non-Employee Director in certain instances for use of Company aircraft, and the Company’s reimbursement for expenses may include tax protection applicable to some or all of the imputed income. In 2005, the Company will pay an aggregate of $6,330 in tax protection to Non-Employee Directors for use of Company aircraft by Non-Employee Directors and their invited guests in connection with Company business activities during the year ended December 31, 2004. In addition, subject to the approval of the Chairman of the Board and Chief Executive Officer, Non-Employee Directors and their invited guests are permitted to use Company aircraft for personal use, provided that the number of flight hours for these trips by all of the Non-Employee Directors and their spouses or guests, together with approved personal trips by employees and others on Company aircraft, may not exceed ten percent (10%) of the total flight hours in any fiscal quarter. For the year ended December 31, 2004, Messrs. Anderson, Orce and Wade were imputed non-tax protected income in the amount of $3,374, $4,182, and $2,558, respectively, for personal usage of Company aircraft.

      In 1991, the Company established a Charitable Award Program for Directors who have served on the Board of Directors for at least two years. Upon the death of a Director eligible to participate in the program, the Company will donate $1 million to one or more educational institutions of higher learning or other charitable organizations (which may include private foundations) nominated by the Director and, in the case of charitable organizations, approved by the Board of Directors. In January 2003, the Board of Directors terminated the program with respect to the participation of any person first elected to serve on the Board of Directors after that date.

      In 1988 the Company established a Retirement Income Plan for Directors. Effective as of the Company’s 1996 Annual Meeting of Stockholders, the Board of Directors terminated such plan, although benefits accrued prior to termination remain. As a result, upon retirement from the Board of Directors, Messrs. McDonald, Roberts and Scott will receive an annual payment in an amount equal to the annual retainer then being paid to Directors for the number of years of service on the Board of Directors prior to termination of the plan. In addition, Messrs. Orce and Schwarz were former directors of The Louisiana Land and Exploration Company (“LL&E”), which became a wholly owned subsidiary of the Company on October 22, 1997. As former directors of LL&E, Messrs. Orce and Schwarz will be entitled to receive benefits under the Retirement Plan for Directors of LL&E, which provides for an annual retirement benefit of $30,000 for a period of ten years payable in equal quarterly installments beginning the month following the Director’s 70th birthday. Further, deferrals made by Messrs. Orce and Schwarz while directors of LL&E accrue at fixed rates of interest determined when the deferrals were made.

Stock Ownership

      The Company’s Board of Directors established stock ownership guidelines for Non-Management Directors in 2004 to ensure that such Directors will have a significant personal investment in Company Common Stock. The guidelines require Non-Management Directors to hold the equivalent of two times the amount of the Company’s annual retainer for Non-Management Directors in the Company’s Common Stock. Directors will have three years from the date of initial election to meet the target levels. As of February 28, 2005, the record date for the Annual Meeting, each of the Company’s Non-Management Directors had attained the stock ownership targets currently required by the guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Such officers, directors and stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms and amendments thereto furnished to the Company during the Company’s most recent fiscal year by the Company’s executive officers, directors, and persons who beneficially owned more than 10 percent of a registered class of the Company’s equity securities, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except John Williams filed a late Form 4 disclosing the sale of 5,000 shares of Common Stock.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee are John LaMacchia, James McDonald, James Runde, John Schwarz, Walter Scott, Jr. (Chairman), and William Wade, Jr. None of the members of the Compensation Committee have been officers or employees of the Company. Mr. Scott is a majority voting shareholder of MidAmerican Energy Holdings Company. For the fiscal year ended December 31, 2004, the Company’s gas sales to MidAmerican Energy were approximately $4,000,000, representing 0.16 percent of the Company’s total gas sales. This amount represented approximately 0.06 percent of MidAmerican Energy’s consolidated gross revenues reported for its fiscal year ended December 31, 2004.

Certain Relationships and Related Transactions

      Kenneth W. Orce, a member of the Board of Directors of the Company, is a senior partner of the law firm of Cahill Gordon & Reindel LLP, which provides legal services to the Company and its subsidiaries. For the fiscal year ended December 31, 2004, the total legal fees paid by the Company to Cahill Gordon & Reindel LLP represented less than one half of 1 percent of the gross revenue of the firm.

      See “Compensation Committee Interlocks and Insider Participation” above for information regarding Walter Scott, Jr.

REPORT ON EXECUTIVE COMPENSATION

BY THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors (the “Committee”) is composed entirely of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company’s executive compensation program.

Compensation Philosophy and Objectives

      The philosophy underlying the development and administration of the Company’s annual and long-term compensation plans is the alignment of the interests of the Company’s executives with those of the shareholders. Key elements of this philosophy are:

•	Establishing compensation plans which strengthen the Company’s ability to attract and retain executives and key employees and to deliver pay commensurate with the Company’s performance, as measured by strategic, operating and financial objectives.

•	Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners rather than just as employees.

•	Rewarding executives for superior performance when shareholders receive an above-average return on their investment over the long term.

      One of the Committee’s objectives is to position executive base salaries to be competitive with other companies in the energy sector. In 2004, the Company’s executive base salaries were at the median when compared to a group of oil and gas companies. This compensation comparator group consists of ten independent and integrated oil and gas companies, including those currently in the Company’s self-constructed peer group which is used in the comparison of cumulative total shareholder return, as well as Amerada Hess Corporation, Kerr-McGee Corporation, Marathon Oil Corporation and Occidental Petroleum Corporation. The performance of the companies in the compensation comparator group is not considered in establishing executive base salaries.

      The Incentive Compensation Plan, or annual bonus plan, is the program by which executives can earn additional compensation based on individual, division and Company performance relative to certain annual objectives. At maximum award levels, total annual cash compensation for the Company’s executives is in the top quartile of the compensation comparator group’s total annual cash compensation. The plan allows for maximum awards of up to 187.5 percent of base salary. In evaluating the Company’s 2004 performance, the Committee considered a combination of operating and financial objectives, including return on capital employed, growth in appraised net worth per share, unit cash costs, change in production per share and reserve replacement costs. The change in appraised net worth is calculated on a price normalized basis. These measures were specifically weighted and are considered to be critical to the Company’s fundamental goal of building shareholder value. In addition, the Committee has the discretion to modify the result of these measures based upon the Company’s relative total shareholder return as compared to its self-constructed peer group and the Company’s environmental health and safety performance. Beginning in 2005, return on capital employed will be evaluated in light of the Company’s performance relative to its self-constructed peer group and that result may be modified based on commodity prices.

      The Company’s long-term incentive program consists of stock options and restricted stock granted under the 2002 Stock Incentive Plan (the “Stock Incentive Plan”) and performance share units granted under the Performance Share Unit Plan (the “PSU Plan”). With the completion of the four year performance cycle under the Company’s 2001 PSU Plan in December 2004, the Board of Directors approved the 2005 PSU Plan in January 2005, which is based on a four year performance cycle beginning in January 2005 and ending in December 2008. The Committee’s objective is to structure the executives’ overall long-term incentive compensation opportunity at approximately the seventy-fifth percentile of the long-term compensation opportunity provided by the compensation comparator group for comparable positions and to emphasize equity as the cornerstone of the Company’s long-term incentive compensation program. Long-term incentive benefits are dependent on the price of the Company’s Common Stock, the Company’s relative total shareholder return as compared to the peer group and the Company’s achievement of its strategic, operating and financial goals.

      Under the Stock Incentive Plan, stock options are granted to executives, managers and key employees. The options vest no earlier than one year after the grant date, have a term of ten years and have an exercise price equal to the fair market value of the Common Stock on the day of grant. Restricted stock is also granted to this group of employees. The restrictions on this stock generally lapse on the third anniversary of the date of grant.

      Vesting of units under the 2005 PSU Plan occurs over a four year performance period beginning in January 2005 and ending in December 2008 and is dependent on the Company’s relative total shareholder return and achievement of its strategic, operating and financial objectives. Up to 25 percent of the units granted will be eligible for vesting each year during the performance cycle and any previously unvested units will be eligible for vesting at the end of the four-year performance period. Pay out of vested units will occur annually and the value of the units will be determined by the average closing price of the Company’s common stock price for the 20 business days immediately preceding and including December 31 of the performance period.

      The deferred compensation provisions of the Company’s compensation plans, including the 2001 PSU Plan and the Incentive Compensation Plan, permit participants to allocate all or a portion of their deferred compensation into three different investment funds, including phantom shares of the Company’s Common Stock. As an inducement for executives to increase their exposure to the Company’s Common Stock, the plans permit executives the opportunity to invest their deferred 2001 PSU Plan and Incentive Compensation Plan pay out in phantom shares at 75 percent of the fair market value of the Company’s Common Stock, provided that such funds may not be transferred to another investment fund for three years or until termination of employment. Until December 2004, the Stock Incentive Plan permitted a participant to forfeit Restricted Stock and receive phantom stock in the deferral plans at fair market value.

      The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company’s policy is, primarily, to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

Company Performance and Compensation

Base Salary

      In general, the Committee reviews the base salaries for the executive group every year and in connection with promotions or significant changes in responsibilities. In January 2005, the base salaries for Messrs. Shackouls, Limbacher, Shapiro and Hanower were adjusted to $1,025,000, $550,000, $550,000 and $450,000, respectively.

Annual Incentive Award

      The Company’s annual incentive award payout reflected a year of strong performance. Return on capital employed and change in production per share were outstanding. Change in appraised net worth per share was excellent. Reserve replacement costs and unit cash costs were acceptable. Through internal development and acquisitions, the Company replaced 125 percent of production for the year.

      In view of these results, the Committee awarded Mr. Shackouls an annual incentive award of $1,383,281, which represents 141.9 percent of his base salary. Similarly, the Committee awarded Messrs. Limbacher and Shapiro 141.9 percent of their base salaries and Messrs. Hanower and Williams 113.5 percent of their base salaries.

Long-Term Incentive Plan Payout

      The 2001 PSU Plan covered a performance period of four years which began on January 1, 2001 and ended on December 31, 2004. During the first three years of the Plan, the Committee had approved the vesting and payout in aggregate of 50 percent of the units granted. For the one, two, three and four year periods ended December 31, 2004, the Company’s total shareholder return exceeded all of the companies in its self-constructed peer group, and the Company’s market capitalization increased from $10,886,528,057 to $16,875,453,902. Based on the Company’s relative total shareholder return and achievement of certain strategic, operating and financial objectives for the entire four-year performance period, the Committee approved the vesting of 100 percent of the remaining units or 200,000 units for Mr. Shackouls and an aggregate of 225,000 units for the other named executive officers. For the entire four-year program, the Committee vested in aggregate 100 percent of the units granted.

      Pay out under the PSU Plan, which occurred in January 2005, was based on the number of units then being vested multiplied by the average closing price of the Company’s Common Stock for the 20 trading days prior to and including December 31, 2004. Payments under this plan consisted of $8,632,000 to Mr. Shackouls and an aggregate of $9,711,000 to the other named executive officers. Including payments made in the first three years of the Plan, the total payments to all participants in the 2001 PSU Plan were $44,942,751.

Long-Term Incentive Plan Awards

      As an incentive for future performance and consistent with the objective of targeting long-term incentive compensation at the seventy-fifth percentile when compared to the comparator group of oil and gas companies, the Committee in January 2005 granted Mr. Shackouls 100,000 stock options and 25,000 shares of restricted stock. The Committee also granted the other named executive officers an aggregate of 120,000 stock options and an aggregate of 35,000 shares of restricted stock. Fifty percent of the stock options will vest on the first anniversary of the grant date and the remainder will vest on the second anniversary, and the grant of restricted stock vests three years from the date of the grant (assuming continued employment).

      In connection with the implementation of the 2005 PSU Plan, the committee granted Mr. Shackouls the opportunity to earn up to 200,000 units and the other named executive officers the opportunity to earn up to an aggregate of 250,000 units. Vesting of performance share units is dependent on the Company’s relative total shareholder return and the achievement of its strategic, operating and financial goals. Units may vest in equal increments over the next four years, and any unvested units may vest at the end of the four year performance cycle. Payment under this plan will be made annually based on the price of the Company’s Common Stock at that time. These awards provide incentive for the Company’s executive officers to continue to build shareholder value over the long term. In making these grants, the Committee did not consider currently outstanding long-term incentive awards.

Stock Ownership

      The Committee established stock ownership guidelines in 1993 to more closely align management’s personal financial interests with the interests of all shareholders. The guidelines require officers, depending upon their position, to hold the equivalent of one to four times their base pay in the Company’s Common Stock. In December 2004, the Committee amended the guidelines to require officers, depending on their position, to hold the equivalent of two to five times their base pay in the Company’s Common Stock by December 31, 2005. For new incumbents, these targets are to be achieved within three years of their appointment to the position. As of February 28, 2005, the record date for the Annual Meeting, each of the Company’s executive officers had attained the stock ownership targets currently required by the guidelines.

COMPENSATION COMMITTEE

Walter Scott, Jr., Chairman
John T. LaMacchia
James F. McDonald
James A. Runde
John F. Schwarz
William E. Wade, Jr.

Performance Graph

      The Company compares the cumulative total shareholder return on the Common Stock of the Company with that of a self-constructed peer group. The peer group consists of Anadarko Petroleum Corp., Apache Corporation, Devon Energy Corporation, EOG Resources, Inc., Noble Energy, Inc. and Unocal Corporation. Beginning in 2005, the Company will add EnCana Corporation to the peer group and will no longer include Noble Energy, Inc.

             Comparison of 5-Year Cumulative Total Shareholder Return

NOTES

(1)	The index is weighted to reflect the relative market capitalization of the peer group companies at the beginning of each period for which a return is indicated.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following information is furnished for the years ended December 31, 2004, 2003, and 2002 with respect to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company and its subsidiaries during 2004 (“named executive officers”). Annual compensation includes amounts deferred at the officer’s election.

					Long-Term Compensation

					Awards		Payouts
		Annual Compensation
						Securities
Name and Principal				Other Annual	Restricted Stock	Underlying		All Other
Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options*	LTIP Payouts(4)	Compensation(5)

Bobby S. Shackouls	2004	$975,000	$1,383,281	$116,246	$1,776,900	200,000	$8,632,000	$180,314
Chairman of the Board,	2003	$975,000	$1,069,575	$129,272	$1,281,300	200,000	$2,053,500	$156,427
President and Chief	2002	$975,000	$1,195,350	$134,731	$707,800	280,000	$1,585,875	$141,541
Executive Officer
Randy L. Limbacher	2004	$500,000	$709,375	$7,425	$592,300	70,000	$2,697,500	$80,009
Executive Vice President	2003	$425,020	$466,247	$47,003	$427,100	70,000	$718,725	$121,091
and Chief Operating Officer	2002	$400,020	$490,425	$6,600	$176,950	70,000	$396,469	$74,493
Steven J. Shapiro	2004	$500,000	$709,375	$901,508	$592,300	70,000	$2,697,500	$57,975
Executive Vice President	2003	$425,020	$466,247	$243,848	$427,100	70,000	$718,725	$97,127
and Chief Financial Officer	2002	$400,020	$490,425	$135,816	$943,350	70,000	$396,469	$51,315
John A. Williams	2004	$400,020	$454,023	$2,267	$444,225	40,000	$2,158,000	$260,259
Senior Vice President,	2003	$400,020	$438,822	$1,709	$320,325	50,000	$513,375	$290,899
Exploration	2002	$400,020	$490,425	$3,558	$176,950	70,000	$396,469	$212,717
L. David Hanower	2004	$425,000	$482,375	$1,843	$444,225	40,000	$2,158,000	$67,789
Senior Vice President,	2003	$385,020	$422,367	$2,194	$320,325	50,000	$513,375	$91,364
Law and Administration	2002	$385,020	$472,035	$155,514	$176,950	70,000	$396,469	$64,035

NOTES

*	Adjusted to reflect a 2-for-1 stock split payable June 1, 2004 to holders of records on May 5, 2004.

(1)	Unless otherwise noted, bonus payments are reported for the year in which the related services were performed.

(2)	Includes perquisites, except where the total for a named executive is less than the threshold requiring disclosure. Perquisites provided to some or all of the named executive officers are as follows: personal use of Company sponsored memberships to country, luncheon, health and athletic clubs, personal use of Company airplanes and tax and financial consulting services. In addition, Mr. Shackouls maintains a Company owned vehicle and all costs associated with such vehicle, including insurance, are paid or reimbursed by the Company. The tax and financial consulting services, the personal use of club memberships, and the Company owned vehicle are valued at the actual cost of the service or expense. The value of the personal use of the Company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly operating costs. The total value of such perquisites is then determined on an after-tax cost to the Company. Pursuant to a policy adopted by the Board of Directors, Mr. Shackouls is required to use Company owned or leased aircraft for all business and personal travel. For Mr. Shackouls includes $36,956, $29,015 and $35,138 attributed for personal use of Company airplanes in 2004, 2003 and 2002, respectively and $15,798 for tax and financial planning services in 2003. Includes tax protection payments made by the Company on behalf of the named executive officers relating to the use of Company airplanes. Includes for Messrs. Limbacher, Shapiro and Hanower a benefit related to the discount on the deferral of PSU Plan payouts into phantom shares of the Company’s Common Stock as described in footnote (4) below. For 2004, this benefit to Mr. Shapiro was $899,167.

(3)	The value of restricted stock reported in this column is based on the closing price of the Common Stock on the New York Stock Exchange on the date of grant. On December 31, 2004, Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower held 160,000, 50,000, 70,000, 40,000 and 40,000 shares, respectively, of restricted Common Stock, having a market value, based on the closing price of the Common Stock on such date, of $6,960,000, $2,175,000, $3,045,000, $1,740,000 and $1,740,000, respectively. For Mr. Shapiro the number of shares of restricted stock includes 40,000 shares of restricted Common Stock granted on October 16, 2002 which vest in equal installments annually over four years. Such shares began vesting on October 16, 2003 and will be fully vested on October 16, 2006. Dividends are paid on restricted Common Stock at the same rate as paid on unrestricted Common Stock. All restrictions on shares of restricted stock shall terminate immediately upon a “Change in Control” of the Company as defined in the 2002 Stock Incentive Plan.

(4)	Long-term incentive plan payouts pursuant to the Company’s PSU Plan are made for performance periods which began January 1, 2001 and end on December 31st of each fiscal year. Under the PSU Plan, this payment is equal to the number of vested units held by a participant in the PSU Plan multiplied by the average closing price of the Company’s Common Stock for the 20 business days immediately preceding and including December 31st. Units were vested and paid out annually under the PSU Plan throughout the first three years of the four year performance cycle. In addition, units that were not previously vested during the previous three years were considered for vesting based upon performance over the entire four year cycle. In aggregate, 100% of the Units granted under the PSU Plan vested. Mr. Shapiro deferred 100% of his 2004 payout into phantom shares of the Company’s Common Stock at 75% of Fair Market Value. Of the units eligible to vest in 2003, 75% were vested and Messrs. Limbacher and Shapiro deferred 14% and 100% of their payouts, respectively, into phantom shares of the Company’s Common Stock at 75% of the fair market value. Of the units eligible to vest in 2002, 75% were vested and Messrs. Shapiro and Hanower deferred 100% of their payouts into phantom shares of the Company’s Common Stock at 75% of the fair market value.

(5)	Includes matching contributions made by the Company during 2004 in the Company’s Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower of $163,566, $77,300, $57,975, $67,107 and $67,789, respectively. Includes matching contributions made by the Company during 2003 in the Company’s Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower of $141,596, $73,236, $54,927, $71,236 and $68,564, respectively. Includes matching contributions made by the Company during 2002 in the Company’s Retirement Savings Plan and Supplemental Benefits Plan for Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower of $125,073, $68,419, $51,315, $68,419 and $64,035, respectively. Includes for Messrs. Shackouls, Limbacher and Williams interest accrued during 2004 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the Company’s Deferred Compensation Plan in the amounts of $16,748, $2,709 and $5,350, respectively. Includes for Mr. Williams interest accrued during 2004 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement, a closed plan put in place by a predecessor company, in the amount of $187,801. Includes for Messrs. Shackouls, Limbacher and Williams interest accrued during 2003 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the Company’s Deferred Compensation Plan in the amounts of $14,831, $5,569 and $9,213, respectively. Includes for Mr. Williams interest accrued during 2003 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amount of $158,958. Includes for Messrs. Shackouls, Limbacher and Williams interest accrued during 2002 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the Company’s Deferred Compensation Plan in the amounts of $16,468, $6,073 and $10,011, respectively. Includes for Mr. Williams interest accrued during 2002 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals pursuant to the LL&E Deferred Compensation Arrangement in the amount of $134,287. Includes for Messrs. Limbacher, Shapiro, Williams and Hanower, as a result of the Company terminating its executive automobile program, a one-time benefit in 2003 of a Company owned automobile valued at $42,287, $42,201, $51,492 and $22,800, respectively.

Options Granted in 2004

      The following information is furnished for the year ended December 31, 2004 with respect to the named executive officers for stock options which were granted in January 2004 under the Burlington Resources Inc. 2002 Stock Incentive Plan. The amounts have been adjusted to reflect a 2-for-1 stock split payable June 1, 2004 to holders of record on May 5, 2004.

	Number of				Potential Realizable Value at
	Securities	% of Total			Assumed Annual Rates of
	Underlying	Options			Stock Price Appreciation for
	Options	Granted to	Exercise		Option Term(2)
	Granted in	Employees in	Price Per	Expiration
Name	2004(1)	2004	Share	Date(1)	5%($)	10%($)

Bobby S. Shackouls	196,600(3)	17.6%	$29.3575	1/21/14	$3,692,869	$9,358,456
	3,400(4)	0.4%	$29.3575	1/20/14
Randy L. Limbacher	66,600(3)	5.9%	$29.3575	1/21/14	$1,292,504	$3,275,460
	3,400(4)	0.4%	$29.3575	1/20/14
Steven J. Shapiro	66,600(3)	5.9%	$29.3575	1/21/14	$1,292,504	$3,275,460
	3,400(4)	0.4%	$29.3575	1/20/14
John A. Williams	36,600(3)	3.2%	$29.3575	1/21/14	$738,574	$1,871,691
	3,400(4)	0.4%	$29.3575	1/20/14
L. David Hanower	36,600(3)	3.2%	$29.3575	1/21/14	$738,574	$1,871,691
	3,400(4)	0.4%	$29.3575	1/20/14

NOTES

(1)	Under the terms of the Stock Incentive Plan, options are granted at fair market value and generally may not be exercised until the employee has completed one year of continuous employment with the Company or its subsidiaries from the grant date. Options have a term of ten years and generally terminate (i) three years after the optionee’s death, permanent disability, retirement, or termination in certain circumstances following a “Change in Control” of the Company, as defined in the Stock Incentive Plan, (ii) two years after involuntary termination of the optionee’s employment by the Company without cause (except that the Compensation Committee or a subcommittee thereof may terminate options earlier following involuntary termination of employment of the named executive officers), or (iii) immediately upon voluntary termination of employment by the optionee or involuntary termination of employment by the Company for cause.

(2)	The dollar amounts under these columns represent the potential realizable value of the total grant of incentive and non-qualified stock options to each of the named executive officers assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock.

(3)	Nonqualified stock options which became exercisable on January 21, 2005.

(4)	Incentive stock options which became exercisable on January 21, 2005.

Aggregated Option Exercises in 2004 and Year-End Values

      The following information is furnished for the year ended December 31, 2004 with respect to the named executive officers for stock option exercises which occurred during 2004.

			Number of
			Securities Underlying		Value of Unexercised
	Number of		Unexercised Options		In-the-Money Options
	Securities		at December 31, 2004		at December 31, 2004(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bobby S. Shackouls	900,000	$8,323,563	200,000	200,000	$4,498,000	$2,828,500
Randy L. Limbacher	204,200	$2,090,849	140,000	70,000	$3,378,000	$989,975
Steven J. Shapiro	—	$—	290,000	70,000	$6,604,300	$989,975
John A. Williams	170,000	$1,999,784	100,000	40,000	$2,031,500	$565,700
L. David Hanower	160,250	$1,747,482	170,000	40,000	$3,835,750	$565,700

NOTES

(1)	This amount is the aggregate of the market value of the Common Stock at the time each stock option was exercised minus the exercise price for that option.

(2)	This amount is the aggregate of the number of in-the-money options multiplied by the difference between the exercise price for that option and $43.50, the closing price of the Common Stock on the New York Stock Exchange on December 31, 2004.

Long-Term Incentive Plan Awards in 2004

      No awards under the Performance Share Unit Plan were granted during 2004.

Pension Plan

      The named executive officers may receive pension benefits in retirement from the Company’s tax-qualified plan (the “Pension Plan”) that is subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Company’s nonqualified plan (the “Supplemental Benefits Plan”). Monthly pension benefits are calculated in the same manner under both plans. The Pension Plan recognizes pension earnings up to the applicable Internal Revenue Services (“IRS”) limit ($205,000 in 2004) and the Supplemental Benefits Plan recognizes pension earnings in excess of the IRS limit.

      Aggregate monthly pension benefits under the Pension Plan and the Supplemental Benefits Plan are equal to the product of (a) the sum of 1.1% of a participant’s average monthly pension earnings plus .5% of average monthly pension earnings to the extent such earnings exceed one-thirty-sixth of the FICA wage base in the year of retirement ($87,900 per year in 2004), times (b) the number of years of credited service. Pension earnings include the Salary and Bonus shown in the Summary Compensation Table. Average monthly pension earnings are calculated using the highest paid consecutive 36-month period during the last ten years of employment. The following table shows the annual pension benefits payable at age 65, with the various levels of average pension earnings and years of credited service at age 65, payable in aggregate from the Pension Plan and Supplemental Benefits Plan:

Pension Plan Table

Average	Years of Service at Age 65
Pension
Earnings	15	20	25	30	35

800,000	189,803	253,070	316,338	379,605	442,873
900,000	213,803	285,070	356,338	427,605	498,873
1,000,000	237,803	317,070	396,338	475,605	554,873
1,100,000	261,803	349,070	436,338	523,605	610,873
1,200,000	285,803	381,070	476,338	571,605	666,873
1,300,000	309,803	413,070	516,338	619,605	722,873
1,400,000	333,803	445,070	556,338	667,605	778,873
1,500,000	357,803	477,070	596,338	715,605	834,873
1,600,000	381,803	509,070	636,338	763,605	890,873
1,700,000	405,803	541,070	676,338	811,605	946,873
1,800,000	429,803	573,070	716,338	859,605	1,002,873
1,900,000	453,803	605,070	756,338	907,605	1,058,873
2,000,000	477,803	637,070	796,338	955,605	1,114,873
2,100,000	501,803	669,070	836,338	1,003,605	1,170,873
2,200,000	525,803	701,070	876,338	1,051,605	1,226,873
2,300,000	549,803	733,070	916,338	1,099,605	1,282,873
2,400,000	573,803	765,070	956,338	1,147,605	1,338,873
2,500,000	597,803	797,070	996,338	1,195,605	1,394,873
2,600,000	621,803	829,070	1,036,338	1,243,605	1,450,873
2,700,000	645,803	861,070	1,076,338	1,291,605	1,506,873
2,800,000	669,803	893,070	1,116,338	1,339,605	1,562,873
2,900,000	693,803	925,070	1,156,338	1,387,605	1,618,873

      Years of credited service generally include all years of employment with the Company. Pursuant to employment agreements, Messrs. Shackouls and Shapiro may be entitled to additional years of credited service under the Supplemental Benefits Plan. Mr. Shackouls is entitled to approximately 13 additional years of credited service if he remains employed by the Company until age 55 or is terminated by the Company prior to age 55. Mr. Shapiro is entitled to 3 additional years of credited service if he is still employed by the Company at age 55 or his employment is involuntarily terminated by the Company prior to age 55. Including credited service provided under employment agreements, Messrs. Shackouls, Limbacher, Shapiro, Williams and Hanower would have 35, 37, 19, 23, and 34 years of credited service at age 65, respectively.

      Benefits under both the Pension Plan and the Supplemental Benefits Plan are not subject to any deduction for Social Security or other offset amounts. In the event that a participant retires after the age of 55, but before the age of 65, monthly pension benefits are reduced by 2% for every year prior to attaining the age of 65. Therefore, a participant that retires at the age of 55, would receive 80% of the benefits listed in the pension plan table. In addition, a participant who retires after age 55 and before age 65 would receive a monthly benefit payable until age 65 equal to 1% of one-thirty-sixth of the FICA wage base, times the number of years of credited service, reduced by 2% for every year prior to attaining the age of 65.

      Effective January 1, 2003, the company amended its U.S. pension plan to provide cash balance benefits to new employees. U.S. employees hired before January 1, 2003, were given the choice to remain under the prior plan formula or accrue benefits under the cash balance formula. Messrs. Shackouls, Limbacher, Shapiro, Williams, and Hanower each elected to remain under the prior plan formula and the Pension Plan Table is based on such formula.

Employment Agreements and Severance Plans

      The Company has an agreement with Mr. Shackouls which provides for his employment as Chairman of the Board, President and Chief Executive Officer of the Company at a minimum annual salary of $825,000, effective for three years from the date the Company notifies him that it does not wish to extend the term. The Agreement shall terminate automatically on the date of the Company’s Annual Meeting of Stockholders following Mr. Shackouls’ 60th birthday. The agreement provides that upon termination of employment within two years after a Change in Control of the Company, Mr. Shackouls will be entitled to the greater of the benefits under the employment agreement or the Company’s Executive Change in Control Severance Plan (the “Change in Control Severance Plan”). Pursuant to this agreement, Mr. Shackouls is entitled to approximately thirteen additional years of credited service under the Supplemental Benefits Plan if he remains employed by the Company until age 55 or is terminated by the Company prior to age 55.

      The Change in Control Severance Plan provides severance benefits following a Change in Control for certain officers of the Company and its subsidiaries, including the named executive officers listed in the Summary Compensation Table, in an amount equal to (i) three times the sum of annual salary plus the bonus amount defined in the plan and (ii) a pro rata bonus amount for the year in which the change in control occurs. The Change in Control Severance Plan also provides for the continuation of life, health, survivor benefit and long-term disability insurance for a period of up to 36 months subsequent to a participant’s termination of employment following a Change in Control as well as a supplemental pension payable under the Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. In addition, the plan provides that the Company will transfer to the officer ownership in any vehicles or club memberships provided by the Company for use by the officer and will provide outplacement services for one year. Benefits are payable under the Change in Control Severance Plan for any termination of employment within two years of the date of a Change in Control, except where termination is by reason of death, disability, for cause, instituted by the employee for other than good reason or the employee is offered employment with a divested operating unit of the Company. The Change in Control Severance Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under the plan.

      As defined in the Change in Control Severance Plan, a “Change in Control” shall mean the occurrence of any of the following: (a) a person or group acquires 20% or more of the Company’s voting securities; (b) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued unless such merger is a “Non-Control Transaction” as defined in the Change in Control Severance Plan; (c) the sale or disposition of substantially all of the Company’s assets; (d) a complete liquidation or dissolution of the Company; or (e) members of the Board of Directors on the effective date of the Change in Control Severance Plan and new members approved by at least two-thirds of such members and previously approved members cease to constitute a majority of the Board of Directors.

      The Internal Revenue Code of 1986, as amended (the “Code”), imposes an excise tax on payments to certain employees following a Change in Control if the payments meet certain requirements and exceed certain limits set forth in the Code. If payments under the Change in Control Severance Plan (the “Severance Payments”) are subject to this excise tax, the Company will pay an additional amount to the participant (the “Gross-Up Payment”) such that the participant retains, after payment of the excise tax on the Severance Payments and the Gross-Up Payment and any income tax and Medicare tax on the Gross-Up Payment, an amount equal to the Severance Payments.

      The Company also has an agreement with Mr. Shapiro which provides that if (i) Mr. Shapiro is still employed by the Company on his 55th birthday or (ii) before his 55th birthday, Mr. Shapiro’s employment with the Company is involuntarily terminated by the Company (other than for “Cause” or as a result of his death or “Permanent Disability,” each as defined in the Company’s Key Executive Severance Protection Plan), Mr. Shapiro will receive upon termination of his employment with the Company a supplemental pension benefit equal to the difference between the benefit calculated using his actual service and the benefit calculated assuming Mr. Shapiro had an additional three years of credited service. This supplemental pension benefit will be calculated using the provisions of the qualified Pension Plan and the non-qualified Supplemental Benefits Plan in effect at the time Mr. Shapiro’s employment with the Company is terminated.

      The Company has also agreed to provide certain employees formerly employed in the Company’s Seattle, Washington office, including Mr. Hanower, with additional pension-related benefits if their employment terminates prior to age 60 equal to the lump sum value of the additional benefits the employee would have received under the Company’s Pension Plan and Supplemental Benefits Plan if the employee had retired upon early retirement at age 60, based on the assumptions that the employee’s base salary increases 6% per year, the employee receives the maximum bonus opportunity each year, and the Social Security integration level increases at 5% per year.

      Under the Burlington Resources Inc. Senior Executive Survivor Benefit Plan, if a senior executive dies while employed by the Company or a subsidiary, the Company will pay to the executive’s beneficiary a survivor’s benefit equal to, after payment of all applicable taxes, two and one-half times the executive’s annual salary. The benefit is payable in equal installments over a thirty month period.

      Under the Company’s Performance Share Unit Plan, participants, including the named executive officers listed in the Summary Compensation Table, vest upon Change in Control (as defined in the Change in Control Severance Plan) in a percentage of their performance share units equal to the percentage of the performance cycle represented by the period up to the Change in Control (to the extent not already vested). In addition, upon a Change in Control, the participant’s vested performance share units and previous deferrals would become immediately payable unless the participant had elected in advance of the Change in Control to continue to defer payments.

REPORT BY AUDIT COMMITTEE

      The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee is solely responsible for the appointment and compensation of the Company’s independent auditors. The Audit Committee is composed of five independent directors and operates under a written charter adopted and approved by the Board of Directors. For more information regarding the powers and responsibilities of the Audit Committee, see the Audit Committee Charter attached as Schedule B to this Proxy Statement. During the fiscal year 2004, the Audit Committee held 11 meetings.

      It is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles, to establish and maintain internal controls over financial reporting or to certify the Company’s financial statements. These are the responsibility of management and, where applicable, the independent auditors. It is also not the responsibility of the Audit Committee to guarantee the independent auditor’s report or assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

      The Audit Committee has reviewed and discussed the Company’s system of internal controls over financial reporting. Based on the Audit Committee’s review of the audited financial statements, its discussions with management regarding the audited financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, its receipt of written disclosures and the letter from independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditor’s independence, the audited financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61, the independent auditors opinion on the effectiveness of the Company’s internal controls over financial reporting and on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

AUDIT COMMITTEE

Robert J. Harding, Chairman
Barbara T. Alexander
Reuben V. Anderson
Laird I. Grant
Donald M. Roberts

APPOINTMENT AND RATIFICATION

OF INDEPENDENT AUDITOR

      The Audit Committee of the Board of Directors is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PWC”) as independent auditor for the year ending December 31, 2005. While stockholder ratification of the selection of PWC as the Company’s independent auditor is not required by the Company’s By-Laws or otherwise, the Board of Directors is submitting the selection of PWC to the stockholders for ratification in order to enhance its corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

      Representatives of PWC will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2005.

INDEPENDENT AUDITOR

FEES AND SERVICES

Audit Fees

      The aggregate fees billed for professional services rendered by PWC for the integrated audit of the Company’s financial statements and internal control over financial reporting for each of the fiscal years ended December 31, 2004 and December 31, 2003, and the reviews of the financial statements included in the Company’s Forms 10-Q for such fiscal years were $4,860,642 and $2,586,250, respectively.

Audit-Related Fees

      The aggregate fees billed for each of the fiscal years ended December 31, 2004 and December 31, 2003 for assurance and related services rendered by PWC that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting but not reportable as Audit Fees were $144,270 and $114,100, respectively. Audit-Related Fees in 2004 and 2003 were primarily for the Company’s benefit plan audits and accounting consultation.

Tax Fees

      The aggregate fees billed for professional services rendered by PWC for tax compliance, tax advice, and tax planning for each of the fiscal years ended December 31, 2004 and December 31, 2003 were $278,464 and $438,825, respectively. Tax Fees in 2004 and 2003 include professional services for preparation of federal tax returns and tax planning related to the Company’s expatriate employees in both the United States and certain other countries and the preparation of federal tax returns for certain subsidiaries of the Company.

All Other Fees

      The aggregate fees billed for services rendered by PWC not reportable as Audit Fees, Audit Related Fees or Tax Fees for each of the fiscal years ended December 31, 2004 and December 31, 2003 were $1,690 and $43,790, respectively. All other fees in 2004 primarily relate to a license for research software. All Other Fees in 2003 primarily relate to consultations regarding the Sarbanes-Oxley Act of 2002.

      None of the services provided by PWC described above were approved by the Audit Committee pursuant to the de minimis exception set forth in 17 CFR 210.2-01(e)(7)(i)(C).

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee’s policy provides that the Company’s independent auditor may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Company’s independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

      Services proposed to be provided by the Company’s independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

      All requests or applications for the Company’s independent auditor to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the Company’s independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any representative of the Company or the Company’s independent auditor becomes aware that any services are being, or have been, provided by the Company’s independent auditor to the Company without the requisite pre-approval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

      The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the Company’s independent auditor.

EXPENSES OF SOLICITATION

      The expenses of preparing and mailing this Proxy Statement and the accompanying form of proxy and the cost of solicitation of proxies on behalf of the management will be borne by the Company. In addition, D. F. King & Co. has been retained to aid in the solicitation at an estimated fee of $10,500. Proxies may be solicited by personal interview, mail and telephone. Brokerage houses, other custodians and nominees will be asked whether other persons are beneficial owners of the shares which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse parties holding stock in their names or in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

ELECTRONIC PROXY VOTING

      Registered shareholders can vote their shares via (1) a toll-free telephone call from the U.S. and Canada; (2) the Internet; or (3) by mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the Internet are set forth on the enclosed proxy card.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

      The Securities and Exchange Commission rules regarding the delivery of proxy statements and annual reports permit the Company, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for the Company. Each stockholder will continue to receive a separate proxy card.

      We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of the Company’s proxy statement or annual report, either now or in the future, the Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to the Company’s transfer agent, EquiServe Trust Company, N.A. either by sending a request in writing to P.O. Box 43010, Providence, Rhode Island 02940 or by calling 1-800-736-3001.

      If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact EquiServe at the address or telephone number indicated above.

OTHER MATTERS

      Management knows of no other matters which are likely to be brought before the meeting. However, if any other matters, not now known or determined, come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

ANNUAL REPORT

      A copy of the Company’s 2004 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder of record. Stockholders not receiving a copy of such Annual Report may obtain one by writing or calling Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas Avenue, Suite 2100, Houston, Texas 77002, telephone (713) 624-9000.

SUBMISSION OF STOCKHOLDER PROPOSALS

FOR THE 2006 ANNUAL MEETING

      Stockholder proposals for inclusion in the Proxy Statement to be issued in connection with the 2006 Annual Meeting of Stockholders must be mailed to Mr. Jeffery P. Monte, Corporate Secretary, Burlington Resources Inc., 717 Texas Avenue, Suite 2100, Houston, Texas 77002, and must be received by the Corporate Secretary on or before November 21, 2005.

      Stockholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to Mr. Jeffery P. Monte, Corporate Secretary, at the address above and must be received by the Corporate Secretary on or before January 20, 2006. If a proposal is received after that date, the Company’s proxy for the 2006 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2006 Annual Meeting.

By Order of the Board of Directors

JEFFERY P. MONTE
Corporate Secretary

SCHEDULE A

BURLINGTON RESOURCES INC.

DIRECTOR INDEPENDENCE STANDARDS

      A member of the Board of Directors of Burlington Resources Inc. (the “Company”) shall be deemed to have no material relationship with the Company and shall be deemed to be an independent director unless:

(a) such director is, or has been within the last three years, an employee (other than an interim Chairman or Chief Executive Officer or other executive officer) of the Company or an employee of any of the Company’s subsidiaries;

(b) such director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any of its subsidiaries other than:

(i) director and committee fees;

(ii) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service; and

(iii) compensation received for former service as an interim Chairman or Chief Executive Officer or other executive officer;

(c) (1) such director is a current partner of a firm that is the Company’s internal or external auditor; (2) such director is a current employee of such a firm; or (3) such director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d) such director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executive officers at the same time serves or served on that company’s compensation committee;

(e) such director is a current employee of a company that has made payments to, or received payments from (other than contributions to a tax-exempt organization), the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues; or

(f) such director is an executive officer of a tax-exempt organization that received contributions from the Company or any of its subsidiaries (excluding matching contributions and contributions under the 1991 Charitable Award Program for Directors) in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues, unless the Board determines that such relationship is not material; or

(g) any of such director’s spouse, parents, children, siblings, in-laws (other than those who are no longer family members as a result of legal separation or divorce, or those who have died or become incapacitated) or anyone (other than a domestic employee) who shares such director’s home:

(i) is, or has been within the last three years, an executive officer of the Company or any of its subsidiaries;

(ii) has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any of its subsidiaries other than: (x) director and committee fees, (y) pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service, and (z) compensation received for service as an employee (other than an executive officer);

(iii) (1) is a current partner of a firm that is the Company’s internal or external auditor; (2) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance

(but not tax planning) practice; or (3) was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(iv) is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or its subsidiaries’ present executive officers at the same time serves or served on that company’s compensation committee; or

(v) is a current executive officer of a company that has made payments to, or received payments from (other than contributions to a tax-exempt organization), the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

      These Director Independence Standards shall be interpreted in a manner consistent with the Corporate Governance Rules of the New York Stock Exchange.

SCHEDULE B

BURLINGTON RESOURCES INC.

AUDIT COMMITTEE CHARTER

Organization

      The Board of Directors shall designate annually an Audit Committee comprised of three or more Directors, who may be removed by the Board of Directors in its discretion. The members of the Audit Committee shall be “independent” as determined in accordance with the laws, rules and regulations of the New York Stock Exchange and Securities and Exchange Commission, financially literate as such qualification is interpreted by the Board of Directors in its business judgment (or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee), and shall otherwise comply with and satisfy the requirements of the New York Stock Exchange, the securities laws and all other applicable laws, rules and regulations. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

      A Chairman of the Audit Committee shall be elected annually by the Board of Directors.

Purpose

      The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      While the Audit Committee recognizes the importance of its role, it is not the responsibility of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles (“GAAP”), or to certify the Company’s financial statements. These are the responsibilities of management and the independent auditor. It is also not the responsibility of the Audit Committee to guarantee the independent auditor’s report. The Audit Committee shall assist the Board of Directors in overseeing management and the independent auditors in fulfilling their responsibilities in the financial reporting process of the Company.

Meetings

      The Audit Committee shall meet at least four times each year, or more frequently as it deems necessary or appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. Meetings of the Audit Committee shall be called by the Chairman of the Audit Committee, the Chairman of the Board or the President of the Company. All such meetings shall be held pursuant to the By-Laws of the Company with regard to notice and waiver thereof, and written minutes of each such meeting shall be duly filed in the Company’s records. In order to foster open communications, the Committee shall meet periodically with executive management, the head of the Company’s internal audit department and the independent auditor in separate private sessions to discuss any matters that the Audit Committee or any such persons believe appropriate.

Relationship With Independent Auditors

      The Audit Committee shall be directly responsible for the appointment, compensation (including as to fees and terms), retention and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Company’s independent auditor shall report directly to the Audit Committee. All auditing services and permitted non-audit services performed for the Company by the independent auditor shall be preapproved by the Audit Committee subject to applicable laws, rules and regulations. The Audit Committee may form and delegate to a subcommittee the authority to grant preapprovals with respect to auditing services and permitted non-auditing services, provided that any such grant of preapproval shall be reported to the full Audit Committee at its next meeting.

Powers and Responsibilities

B.	Oversight of the Company’s Financial Statements and Disclosure Practices

      The Audit Committee shall:

      (1) Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements, including the Company’s specific disclosures made under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and recommend to the Board of Directors whether such audited financial statements should be included in the Company’s annual report on Form 10-K.

      (2) Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the Company’s specific disclosures made under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

      (3) Review the Company’s disclosure controls and procedures and internal control over financial reporting and the certifications required to be made by any officer of the Company in each of the Company’s quarterly reports on Form 10-Q and the Company’s annual report on Form 10-K (the “Periodic Reports”).

      (4) Review all reports from the independent auditor pursuant to applicable laws, rules and regulations concerning:

(a) all critical accounting policies and practices to be used;

(b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

      (5) Discuss with the independent auditor certain matters related to the conduct of the audit pursuant to Statement of Auditing Standards No. 61, including any:

(a) Problems or difficulties encountered by the independent auditor in the course of the audit work;

(b) Restrictions on the scope of the independent auditor’s activities or access to information;

(c) Significant disagreements with management;

(d) Communications between the independent auditing team and such team’s national office with respect to auditing or accounting issues presented by the engagement;

(e) Accounting adjustments noted or proposed by the independent auditor, but not adopted by the Company; and

(f) Management or internal control letter issued or proposed to be issued by the independent auditor and management’s response to that letter.

      (6) Discuss the Company’s guidelines and policies which govern the process of the Company’s risk assessment and risk management as well as discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      (7) Review and discuss with management and the independent auditor, as it deems necessary or appropriate:

(a) Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(b) Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements;

(c) The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and

(d) The type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies. However, the Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

C.	Oversight of the Company’s Independent Auditor

      The Audit Committee shall:

      (1) Obtain and review a report from the independent auditor on at least an annual basis describing:

(a) The internal quality-control procedures of such independent auditor;

(b) Any material issues raised by the independent auditor’s most recent internal quality-control review or peer review and any steps taken to deal with such issues;

(c) Any material issues raised by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the independent auditor and any steps taken to deal with such issues; and

(d) To assess the auditor’s independence, all relationships between the independent auditor and the Company and its subsidiaries.

      (2) Evaluate the qualifications, performance and independence of the independent auditor, taking into account the foregoing report, the independent auditor’s work throughout the year and the opinions of management and the Company’s internal auditors, and report such conclusions to the Board of Directors.

      (3) Evaluate the lead (or coordinating) audit partner having primary responsibility for the audit, taking into account the opinions of management and the Company’s internal auditors.

      (4) Ensure the required rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the independent audit, and consider whether it is appropriate or necessary, in order to assure continuing independence, to rotate the Company’s independent auditor on a regular basis.

      (5) Set Company hiring policies with respect to the employment of current and former employees of the independent auditor.

      (6) Review and discuss with management and the independent auditor the proposed plan and overall scope of the Company’s annual audit.

D.	Oversight of the Company’s Internal Audit Function

      The Audit Committee shall:

      (1) Review the activities of the internal audit department, including the proposed annual audit plan, periodic progress reports on the status of the plan and all concluded internal audits, including summaries of any significant issues raised during the performance of the internal audits.

      (2) Discuss with management and the independent auditor the responsibilities, budget and staffing of the internal audit department and any recommended changes in the planning and scope of the Company’s annual internal audit plan.

      (3) Approve in advance the retention and the dismissal of the head of the internal audit department.

E.	Oversight of the Company’s Compliance with Legal and Regulatory Requirements

      The Audit Committee shall:

      (1) Obtain assurance from the independent auditor that the Company is in compliance with the provisions of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      (2) Review with management and the independent auditors the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which prohibits unethical or illegal activities by the Company’s directors, officers and employees, as well as review the actions taken to monitor compliance with the Code of Conduct.

      (3) Approve any proposed waivers for directors or executive officers and review any material waivers for non-executive officers or employees granted by the Company’s Senior Vice President, Law and Administration or the Vice President and General Counsel pursuant to the Company’s Code of Conduct. For purposes of this Charter, the term “executive officer” shall have the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act.

      (4) Review with management, the independent auditor and the Company’s counsel any legal, regulatory and environmental compliance matters that may have a material impact on the Company’s financial statements or accounting policies.

      (5) Establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding the Company’s accounting, internal accounting controls or auditing matters, and (b) confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

      (6) Review and assess compliance with all applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the New York Stock Exchange, specifically applicable to the composition and responsibilities of the Audit Committee.

Additional Powers and Responsibilities

      The Audit Committee shall have the authority to engage and obtain advice and assistance from advisors, including independent or outside legal counsel and accountants, as it determines is necessary or appropriate to carry out its duties and responsibilities. All related fees and costs of such advisors shall be paid promptly by the Company in accordance with its normal business practices.

      The Audit Committee shall, on an annual basis, review and reassess the adequacy of this Charter and conduct an evaluation of the Audit Committee’s own performance during such past year.

      The Audit Committee shall report its activities to the full Board on a regular basis, including without limitation, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function, and shall perform such other activities or make such recommendations with respect to the above and other matters as the Audit Committee or the Board of Directors may from time to time deem necessary or appropriate.

YOUR VOTE IS IMPORTANT Your management will appreciate the prompt return of your signed proxy so the shares you own will be represented at the Annual Meeting of Stockholders	Notice of Annual Meeting of Stockholders and Proxy Statement

To be held in the Whitney Room,
The Four Seasons Hotel,
1300 Lamar Street
Houston, Texas
April 27, 2005
9:00 a.m.

March 21, 2005

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Burlington Resources Inc. (the “Company”) to be held at 9:00 a.m., local time, on Wednesday, April 27, 2005, in the Whitney Room of The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas. Detailed information about the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. The Company has internet and telephone voting options for your convenience. We ask that you vote as soon as possible, by using either the internet or telephone options or by signing and returning your proxy by mail in the envelope provided.

Sincerely,

Bobby S. Shackouls
Chairman of the Board,
President and Chief Executive Officer

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

BURLINGTON RESOURCES INC. ANNUAL MEETING OF STOCKHOLDERS

April 27, 2005

The undersigned hereby appoints Bobby S. Shackouls and L. David Hanower, and each or either of them, with full power of substitution, as the proxy or the proxies (the “Proxies”) of the undersigned to represent and vote, as designated, all of the shares of stock of Burlington Resources Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held in the Whitney Room of The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on April 27, 2005 at 9:00 a.m. local time, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if present at such Annual Meeting. In the election of directors, this proxy will be voted in accordance with the specifications so made on the reverse side. If no direction is given, this proxy will be voted FOR Proposal 1 and FOR Proposal 2. Said Proxies shall have discretionary authority as to any other matters that may properly come before the meeting, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

SEE REVERSE SIDE	(Important-To be Signed and Dated on Reverse Side)	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

     ☒ Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1.		The Board of Directors recommends a vote FOR Proposals 2.
1. Election of Directors.			FOR	AGAINST	ABSTAIN
Nominees:
(01) B.T. Alexander, (02) R.V. Anderson, (03) L.I. Grant, (04) R.J. Harding, (05) J.T. LaMacchia, (06) R.L. Limbacher, (07) J.F. McDonald, (08) K.W. Orce, (09) D.M. Roberts, (10) J.A. Runde, (11) J.F. Schwarz, (12) W. Scott, Jr., (13) B.S. Shackouls, (14) S.J. Shapiro and (15) W.E. Wade, Jr.		2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the year ended December 31, 2005.	☐	☐	☐

FOR ☐	WITHHELD ☐

For all nominees except as written above
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

		MARK HERE FOR COMMENTS			☐

Please sign exactly as your name appears, if acting as attorney, executor, trustee or in other representative capacity, sign name and title. Joint owners should each sign.

Signature: ____________________________ Date: ___________ Signature: ____________________________ Date: ___________